Exhibit 99.1

Contacts:
Ivana Magovčević-Liebisch
General Counsel and Executive Vice President,
Corporate Communications
(617) 250-5759
imagovcevic@dyax.com

Nicole P. Jones
Associate Director, Investor Relations and
Corporate Communications
(617) 250-5744
njones@dyax.com

Dyax Corp. Announces First Quarter 2007
Financial Results

CAMBRIDGE, MA, April 25, 2007 — Dyax Corp. (Nasdaq: DYAX) today announced financial results for the first quarter ended March 31, 2007.  Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results:

For the quarter ended March 31, 2007, Dyax reported a net loss of $20.0 million or $0.44 per share, as compared to a net loss of $10.0 million or $0.26 per share for the comparable quarter in 2006.  This increase in spending, which includes a one-time DX-88 manufacturing expense, was within our internal expectations and is consistent with our cash consumption guidance for the year.

Total revenues for the first quarter ended March 31, 2007 remained essentially unchanged at $2.6 million versus the comparable quarter in 2006. An increase in library and funded research revenues for the quarter were primarily offset by a $617,000 decrease in revenues associated with the former collaboration with Debiopharm, which ended in the first quarter of 2006.  The receipt and recognition of clinical milestones received from our collaborators and licensees may vary substantially from quarter-to-quarter due to the timing of their development activities.

Research and development expenses for the first quarter increased to $20.3 million as compared to $10.6 million for the comparable period in 2006.  Of the $9.7 million increase in research and development expenses, $5.7 million is attributable to DX-88 manufacturing costs for process validation runs, which were successfully completed in the first quarter of 2007, as well as $1.6 million in costs to support toxicology studies and additional resources to advance the hereditary angioedema (HAE) program towards registration.  The remaining $2.4 million increase in research and development expenses is attributable to incremental costs to support the DX-88 on-pump cardiothoracic surgery (CTS) program, which is entering a Phase 2 clinical trial, and to certain costs associated with the Company’s other drug discovery programs.

On February 20, 2007, the Company and Genzyme reached a mutual agreement to terminate their collaboration for the development and commercialization of DX-88 for the treatment of HAE.  Pursuant to the termination agreement, Genzyme made a $17.0 million cash payment to the Dyax-Genzyme LLC.  Furthermore, Genzyme transferred all of its interest in the LLC assets to Dyax, including, in addition to cash, fixed assets, intellectual property, and the worldwide rights to DX-88.  In exchange for Genzyme’s interest in the LLC, Dyax issued Genzyme 4.4 million shares of common stock.

As of March 31, 2007, Dyax had a total of $60.9 million in cash, cash equivalents, and short-term investments, exclusive of restricted cash.  Operations for the quarter used $16.6 million in cash, which was offset by the $17.0 million received as part of the termination of the collaboration agreement with Genzyme.

Corporate Progress:

Henry E. Blair, Chairman and Chief Executive Officer of Dyax, stated, “In the first quarter, we announced the mutual termination of our joint venture with Genzyme Corporation for the development and commercialization of DX-88 for HAE.  Dyax now has 100% ownership of DX-88 in all indications worldwide.  This transaction opens up commercialization and partnership opportunities for us to optimize the value of the entire DX-88 franchise.”

“During the quarter, we continued to make positive clinical advancements,” remarked Mr. Blair.  “For the HAE program, we announced positive topline results from our EDEMA3 trial.  Statistically significant results were achieved for both the primary and secondary endpoints and the overall safety results showed that DX-88 continues to be well tolerated in patients receiving the drug.  We are excited to have begun patient treatment for the second Phase 3 trial, known as EDEMA4, and believe that with the successful completion of EDEMA3, Dyax is approaching its goal of late 2008 regulatory approval for DX-88 in HAE.”

Commenting on other recent clinical achievements, Mr. Blair noted, “Final preparations were made for the next clinical trial for DX-88 for on-pump CTS, which will be conducted at ten leading cardiac surgery centers in the United States.  Additionally in the quarter, we announced a funded research agreement with Glenmark Pharmaceuticals for the discovery of therapeutic antibodies.”

2007 Guidance:

With respect to Dyax’s guidance for 2007, Stephen S. Galliker, Executive Vice President, Finance and Administration and Chief Financial Officer of Dyax, stated, “We continue to expect that existing cash, cash equivalents and short-term investments plus anticipated cash flow from product development revenues and collaborations will be sufficient to support our operating plans into 2008.  Our guidance for 2007 net cash consumption in operations is approximately $45 million.  This includes the $17 million Genzyme cash payment which was the estimated amount of Genzyme’s share of the HAE development costs for the twelve months after the termination of our collaboration.”

EDEMA4 Trial:

The second Phase 3 trial of DX-88 in HAE, known as EDEMA4, has been initiated.  The trial will take place at approximately 40 sites in the United States and will include patients previously exposed to DX-88 as well as naïve patients.  The 52-patient trial is a double-blind, placebo-controlled study in which patients will receive a single 30 mg subcutaneous dose of DX-88 or placebo.  Patients completing the trial will be allowed continued access to DX-88 through an open-label continuation study.  The trial is being conducted under a Special Protocol Assessment (SPA) agreed upon with the U.S. Food and Drug Administration (FDA).  Under the terms of the SPA, an interim blinded analysis will be performed by an Independent Data Monitoring Committee to assess the adequacy of the sample size in the EDEMA4 trial.  If necessary, this process will allow for an adjustment to increase the trial size.

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, April 25, 2007
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 866-510-0676
International callers, dial 617-597-5361
Passcode 82362420

Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through May 23, 2007 and may be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888.  The replay passcode for all callers is 67082921.  The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on oncology and inflammatory indications.  Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications.  Dyax has successfully completed three Phase 2 trials and a Phase 3 trial of DX-88 for the treatment of hereditary angioedema (HAE).  Dyax initiated its second Phase 3 trial, known as EDEMA4, in April 2007.  DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S. for the treatment of acute attacks of HAE.

Additionally, Dyax has successfully completed a Phase 1/2 trial of DX-88 for the prevention of blood loss during on-pump coronary artery bypass graft (CABG) procedures.  Dyax is initiating a Phase 2 trial for further development of DX-88 in on-pump cardiothoracic surgery (CTS), including CABG and heart valve replacement or repair procedures.

Dyax identified DX-88 and other compounds in its pipeline using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets.  Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium.  For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp.  These statements include statements regarding Dyax’s future cash resources; projected use of cash; antibody discovery technology; the ongoing clinical trials of DX-88 and Dyax’s plans for clinical development of other compounds; the effect of the termination of the joint venture with Genzyme on the timelines of the DX-88 program and on Dyax’s 2007 operating activities; and the prospects for ongoing and future collaborations and licenses.  Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following:  the timing and results of clinical trials, regulatory review and approval of Dyax’s product candidates, intense competition, including in the areas of DX-88’s planned indications, Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products, Dyax’s changing requirements and costs associated with planned research and development activities, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

EDEMA2, EDEMA3, Dyax and the Dyax logo are registered trademarks of Dyax Corp. EDEMA4 is a service mark for Dyax Corp.

- financial tables follow -

# # #

DYAX CORP.
SELECTED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
	(In thousands, except share and per share data)

Product development and license fee revenues	$2,630	$2,674

Operating expenses:
Research and development(1)	20,314	10,592
less: Research and development expenses reimbursed
by joint venture	(7,000)	(3,907)
Equity loss in joint venture	3,831	2,445
General and administrative(2)	4,088	3,854
Total operating expenses	21,233	12,984

Loss from operations	(18,603)	(10,310)
Other income (expense)
Interest income	835	570
Interest expense	(2,249)	(257)
Total other income (expense), net	(1,414)	313

Net loss	$(20,017)	$(9,997)

Basic and diluted net loss per share	$(0.44)	$(0.26)

Shares used in computing basic and diluted net loss per share	45,523,025	39,106,230

(1)             Includes $334 and $286 of stock-based compensation expense for the three months ended December 31, 2007 and 2006, respectively.

(2)             Includes $271 and $219 of stock-based compensation expense for the three months ended December 31, 2007 and 2006, respectively.

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	March 31,	December 31,
	2007	2006
	(In thousands)
Cash and cash equivalents	$33,011	$11,295
Short-term investments	27,880	47,169
Long-term investments	—	1,992
Restricted cash	11,541	11,517
Working capital	47,073	46,369
Total assets	86,979	88,173
Stockholders' equity	21,700	23,461